UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ENVIRI CORPORATION

(Name of Registrant as Specified in its Charter)

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The following is an email sent by Enviri Corporation (the “Corporation”) to employees of the Corporation’s Clean Earth business on November 21, 2025 in connection with the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

A message from Nick Grasberger | Chairman and Chief Executive Officer and Jeff Beswick | Clean Earth Senior Vice President and President

Please regard the below note as Enviri confidential. For internal use only. Not for external distribution. This message is being sent to Clean Earth employees.

NOVEMBER 21, 2025

Dear Clean Earth Employees,

Today, we announced that Enviri has entered into a definitive agreement to sell our Clean Earth division to Veolia. While we have already shared an initial employee message, we wanted to talk directly to the Clean Earth team this morning.

Since acquiring Clean Earth in 2019 and integrating ESOL, we have built a stronger, more resilient business. We delivered exceptional results. Revenues grew about 30%, EBITDA more than doubled, and margins tripled, generating over $400 million in free cash flow.

Together, we expanded our capabilities, improved operational performance, and delivered consistent growth. These achievements have made Clean Earth a recognized leader in environmental solutions and an attractive partner for Veolia.

While today’s announcement marks an exciting milestone, changes will not occur immediately. The transaction is still pending regulatory review and customary closing conditions. Until then, it’s business as usual, and we’re counting on everyone to keep doing what you do best.

Looking ahead, this transition represents a tremendous opportunity: new resources, broader reach, and even more potential for investment, growth, and innovation. Joining Veolia will not only strengthen Clean Earth’s ability to make a meaningful impact for customers and communities but also aligns us with a company that shares our core values. We are here to support you. Answers to common questions are included below, and you can find updates on our intranet resource page. Employees without intranet access can visit https://www.enviri.com/enviri-employee-news/. If you have additional questions, please contact your manager or HR business partner.

Thank you again for your continued focus and for the pride you take in your work. Your dedication makes Clean Earth exceptional, and we’re excited to share this moment — and the opportunities ahead — with all of you.

With appreciation,

Nick Grasberger | Chairman and Chief Executive Officer

Jeff Beswick | Clean Earth Senior Vice President and President

Additional Information and Where to Find It

In connection with the proposed transaction, the Company and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of the Company relating to the proposed transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to the Company’s shareholders in connection with the proposed acquisition. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by the Company or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at the Company’s shareholder meeting to approve the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.enviri.com.

Participants in Solicitation

The Company, its directors, and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of the Company in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by the Company related to the proposed transaction. Information about the directors and executive officers of the Company and their ownership of shares of Company common stock and other securities of the Company can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements”, “Equity Compensation Plan Information as of December 31, 2024” included in the Company’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by the Company’s directors and executive officers; and in other documents subsequently filed by the Company with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Company’s website at www.enviri.com.